Q2-2011 Investor Conference Call

August 15, 2011

Jim Long, Executive Chairman

Mark Hilz, President & CEO

INX Inc.
OTC: INXI
www.INXI.com

INX

INX

Non-GAAP Reconciliation To GAAP

During this presentation references to financial measures of INX will include references to non-GAAP financial measures. INX provides a reconciliation between GAAP and non-GAAP financial information within this presentation and on its website at www.INXI.com under the "Investors" tab, which may be accessed directly at www.INXI.com/non-gaap-recon.

Safe Harbor Statement

This presentation contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including future operating results expectations. Statements associated with words such as "anticipate," "believe," "expect," "hope," "outlook," "should," "target," "will" or other similar words are forward-looking statements. These projections and other forward-looking statements are only projections. Actual events, performance or results may differ materially from those indicated due to numerous factors, many of which we have little or no control over, and some of which we may not be successful in addressing. Numerous of these factors are set forth in our most recently filed Form 10-K and Form 10-Q, which we urge you to read.

All financial results shown are for continuing operations unless otherwise noted

INX

Agenda:

1. Mark Hilz: Opening comments
2. Jim Long: Present results for Q2-2011
3. Mark Hilz: Comments on Q2 and the outlook for Q3
4. Take questions

INX Inc.

OTC: INXI

www.INXI.com

Opening Comments

- First quarter for revenue to exceed $100 million. Overall results surpassed our expectations.
- Services margins continued to improve, increasing from 20.7% to 22.3%.
- The restatement was completed during Q2 and costs related to the restatement during the quarter were $2.3 million.
- Expenses also included a $1.2 million non-cash charge for impairment of goodwill and other intangible assets related to our Northern California operation
- During Q2 we also began the process of transitioning our finance operations to Dallas
- In spite of significant costs related to the restatement, non-cash impairment charges and ongoing inefficiencies of new processes the company was able to deliver a net operating income of $1.4 million



Review of Q2-2011 Financial Results

Jim Long

Executive Chairman

Q2-2011 Operating Results

INX

	3 Months Ended June 30, 2011		3 Months Ended June 30, 2010		$ Change	% Change
Revenue:						
Products	$ 104,802	89.6%	$ 74,263	88.4%	$ 30,539	41.1%
Services	12,108	10.4%	9,792	11.6%	2,316	23.7%
Total revenue	116,910	100.0%	84,055	100.0%	32,855	39.1%
Gross profit:						
Products	20,337	19.4%	15,044	20.3%	5,293	35.2%
Services	2,700	22.3%	2,024	20.7%	676	33.4%
Total gross profit	23,037	19.7%	17,068	20.3%	5,969	35.0%
SG&A expenses (1)	21,612	18.5%	15,947	19.0%	5,665	35.5%
Operating income	1,425	1.2%	1,121	1.3%	304	27.1%
Interest (expense) and other income	24	0.0%	(11)	0.0%	35	-318.2%
Pre-tax net income from continuing ops	1,449	1.2%	1,110	1.3%	339	30.5%
Income tax (benefit) expense	864	0.7%	(5,263)	-6.3%	6,127	N/A
Net income	$ 585	0.5%	$ 6,373	7.6%	$ (5,788)	-90.8%
Diluted EPS	$ 0.06		$ 0.65		$ (0.59)	
Shares used to compute diluted EPS	10,238,720		9,753,846		484,874	

(1) Q2-2011 includes $2,313 of fees and costs to outside parties related to the restatement, compared to $647 in the prior year period.

(dollars in thousands, except EPS; percentages are of total revenue except gross profit, which is gross margin %)

Q2-2011 Operating Results – Reconciliation of Non-GAAP to GAAP

INX

We believe that providing non-GAAP EBITDA and non-GAAP adjusted EBITDA, which we define as set forth below, provides a consistent basis of presentation that helps investors understand the Company's financial performance in comparison to historical periods using the same methodology and information that the Company's management uses to evaluate the Company's normalized operating performance.

	3 Months Ended June 30,	
	2011	2010
GAAP net income	$ 585	$ 6,373
Interest (income) expense	(24)	11
Income taxes (benefit)	864	(5,263)
Depreciation & amortization	780	726
EBITDA	2,205	1,847
Non-cash equity compensation	412	424
Asset impairment charges	1,188	594
Contingent earnout adjustments	26	-
Adjusted EBITDA	$ 3,831	$ 2,865
Restatement costs	$ 2,313	$ 647
Adjusted EBITDA excluding restatement costs	$ 6,144	$ 3,512

(in thousands)

Q2-2011 SG&A Expenses Increase

- While revenue increased 39.1% Y/Y ($32.9 million) and gross profit increased 35.0% Y/Y ($6.0 million), SG&A expenses increased 35.5% ($5.7 million)
- Of the $5.7 million total increase in SG&A expenses, $2.9 million of the increase was two unusual categories of expenses:
  - $1.7 million of the increase was $2.3 million of expenses paid to third parties in the current period related to the restatement compared to $647,000 in the prior year period.
  - $1.2 million of the increase was a non-cash charge for impairment of goodwill and other intangible assets compared to $594,000 in the prior year period.
- Excluding these two unusual categories of expenses, SG&A expenses increased by $2.8 million, or 17.6% compared to the prior year period, which increase was primarily salaries and wages related a higher number of employees and higher sales commissions related to higher levels of revenue on which sales commissions are paid.

Q2-2011 Non-Cash Charge For Impairment Of Goodwill and Other Intangibles

INX

- On our last quarterly results conference call we announced that we expected at that time to record in Q2 a non-cash charge related to impairment of goodwill and other intangible assets of approximately $1.1 million.
- This non-cash charge turned out to be $1.2 million.
- While our expectations for the future of our total business remained intact or even strengthened during 1H-2011, performance in our two California regions was below our expectations
- This impairment is due to under-performance in 1H-2011 by our acquired operations in California
- In Q2-2011 we decided to restructure our two California geographic regions into a single California region under the direction of a single manager
- The impairment charge is a result of under-performance of EBITDA as compared to our internal forecasts in 1H-2011 and due to near-term continued weakness in EBITDA for the California region due to the restructuring

Balance Sheet

	June 30, 2011	December 31, 2010
Current assets:		
Cash and cash equivalents	$ 8,034	$ 12,089
Accounts receivable, net	91,768	64,493
Inventory, net	4,450	3,239
Deferred costs	2,549	2,767
Deferred income taxes	5,925	4,146
Other current assets	1,201	960
Total current assets	113,927	87,694
Property and equipment, net	5,300	4,793
Goodwill	12,490	13,532
Intangible assets, net	376	1,015
Deferred income taxes & other assets	3,319	2,104
Total assets	$ 135,412	$ 109,138
Current liabilities:		
Current portion of capital lease obligations	$ 125	$ 178
Accounts payable floor plan	62,067	41,129
Accounts payable	10,546	9,423
Accrued payroll and related costs	10,382	7,145
Accrued expenses	3,100	4,189
Deferred revenue	4,985	4,055
Other current liabilities	1,878	1,461
Total current liabilities	93,083	67,580
Non-current liabilities:		
Non-current portion of capital lease obligations	-	55
Other liabilities	978	659
Total liabilities	94,061	68,294
Stockholders' equity:		
Total stockholders' equity	41,351	40,844
Total liabilities and stockholders' equity	$ 135,412	$ 109,138

(in thousands)



Review of Q2-2011

& Near Term Outlook

Mark Hilz

President & CEO

Q2 Review

INX

- We continued to see very strong growth in our Data Center/ Cloud Computing practice with Data Center now accounting for over a quarter of our overall business
- Our Unified Communications practice has recovered from the recession and we see the opportunity for growth to pickup in 2012 in this area with video becoming a key component of Unified Communications in the future
- INX received another Cisco Customer Satisfaction Excellence award
- INX recently ranked 70th in the most recent VAR 500 list, up from 167th in the previous year
- We began the transition of moving the finance functions to Dallas with the hiring of several key senior finance team members including the controller, assistant controller and director of revenue recognition

Focused In 3 Interrelated Areas Of Enterprise Technology Infrastructure

INX

INX is focused in three interrelated and synergistic areas of technology used by enterprise organizations

Multiple technology transitions are creating changes in the manufacturer/OEM space as well as the competitive landscape

INX is positioned to take advantage of these changes

Unified Communications

- IP PBX phone systems
- Voice applications
- Video communications

Networking

- Routing & Switching
- Wireless network access
- Network security

Virtualized Data Center

- Virtualized servers
- Networked storage

Customer Billings (products only, millions);

	Q2 2011		Q2 2010		% Incr.
Network........	$ 63.0	61.5%	$ 54.1	72.5%	16%
Data Center...	28.0	27.4%	11.9	16.0%	135%
UC.............	11.4	11.1%	8.6	11.5%	33%
Totals	$ 102.4	100.0%	$ 74.6	100.0%	37%

Outlook – Near-Term Expectations

- We expect year-over-year improvement in customer demand for the products and services we provide, although we expect some near-term softness in the back half of Q3 due to the recent political, economic and market worries
- For Q3-2011, we currently expect:
  - Total revenue in the range of $87-$93 million (y/y increase of 2.5% to 9.5%)
  - Services revenue in the range of $11.5-$12.5 million (y/y increase of 5.6% to 14.8%)
  - Higher than normal expenses of approximately $400,000 related to continued efforts to improve our financial reporting, including additional external auditor fees and expenses related to moving our Accounting and Finance functions to our corporate headquarters in Dallas

- Completed the restatement process and filed 2010 financials during Q2-2011; now we have completed Q2-2011 financials and we are completely current on filings.
- All requirements for a Nasdaq listing are complete and we are optimistic that in the near future we will be relisted.
- General and Administrative costs are expected to remain elevated for a number of reasons. Our professional and legal costs due to ongoing accounting costs, costs due to the accounting department transition, new processes related to revenue recognition are all major contributing factors related to our elevated costs. We expect to be able to reduce corporate costs over a several quarter period but our costs will remain elevated for the remainder of 2011.
- Achieved 39% revenue growth for Q2-2011 to record quarterly revenue, all of which growth was organic.
- Our decision 4 years ago to position INX to take advantage of the Cloud Computing trend that is now underway is providing the opportunity for continued growth. We also see significant opportunities in the future in our Unified Communications practice with video becoming an integral part of enterprise communications.
- Strong balance sheet to support continued strong organic growth.